SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                  ____________________________


                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934
                          ________________

        Date of Report (Date of earliest event reported):
                            May 8, 1995

                         A.L. PHARMA INC.

     (Exact name of registrant as specified in its charter)

     Delaware             I-8593             22-2095212
     ________             ______             __________
     (State or other      (Commission        (IRS Employer
     jurisdiction of      File Number)       Identification
     incorporation)                          No.)


         One Executive Drive, Fort Lee, New Jersey 0702
       ___________________________________________________
       (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code
                         (201) 947-7774


                         Not Applicable
        ________________________________________________
        (Former name or former address, if changed since
                          last report)

Item 5.   Other Events

      On May 8, 1995, the registrant issued the Press Release attached as an Exhibit to this report.

Item 7.   Financial Statements and Exhibits

(c)  Exhibits

28.  Press Release Dated May 8, 1995



                            SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         A.L. Pharma Inc.
                         _________________
                            Registrant




                         By:  /s/ Jeffrey E. Smith
                              ___________________________
                              Jeffrey E. Smith
                              Vice President, Finance and
                              Chief Financial Officer




Dated:   May 22, 1995


            A.L. PHARMA REPORTS FIRST QUARTER EARNINGS

      FORT LEE, N.J., May 8, 1995 -- A.L. Pharma Inc. (NYSE:ALO) today reported that for its first quarter ended March 31, 1995, revenue increased 17% to $126,080,000 compared with $107,380,000 in 1994. Operating income increased 41% to $12,785,000 from $9,053,000 in 1994; and net income for the current quarter was $3,925,000 versus $3,551,000 a year ago. Per share earnings on a fully diluted basis were $.18 in 1995 versus $.16 on a restated basis in 1994.

      Results for the first quarter of 1994 have been restated in a manner similar to a pooling of interests to reflect the October 3, 1994 combination of the human pharmaceutical and animal health businesses of Apothekernes Laboratorium A.S (A.L. Oslo) with the Company. The first quarter 1994 restated results include the benefit of the earnings of A.L. Oslo, however, the restated
results do not reflect the interest expense on both the cash consideration paid and expenses incurred in connection with the combination. Had this interest been included, earnings for the first quarter of 1994 would have been $.14 per share. In evaluating first quarter 1995 results of $.18 per share (which include interest for all combination related items), the Company believes that 1994 restated results, including the combination related interest or $.14 per share, should be used for comparison.

       The Company regards first quarter 1995 results as particularly satisfactory because they were achieved despite an unusually mild flu season which impacted the results of the U.S. Pharmaceuticals Division; weakness in the mid-western U.S. swine industry serviced by the Animal Health Division; and a shifting of vaccinating practices in the salmon farming industry to the second half of the year which affected the Aquatic Animal Health Division. The Company believes that these items may have some impact on second and third quarter results.

      A.L. Pharma is a multinational pharmaceutical company developing, manufacturing and marketing specialty generic and proprietary human pharmaceuticals and animal health products. A.L. Pharma resulted from the combination of the human pharmaceutical and animal health businesses of Apothekernes Laboratorium A.S of Oslo, Norway with A. L. Laboratories, Inc. on October 3, 1994.


                         TABLES TO FOLLOW

                        A.L. PHARMA INC.
                Consolidated Statement of Income
              (In thousands, except per share data)
                           (Unaudited)

                                        Three Months Ended
                                             March 31,____
                                         1995       1994(a)

     Total revenue                     $126,080    $107,380
      Cost of sales                      73,411      62,150

     Gross profit                        52,669      45,230

      Selling, general and
       administrative expenses           39,884      36,177

     Operating income                    12,785       9,053

        Interest expense                 (5,570)     (3,500)
        Other, net                         (802)        165

     Income before provision
      for income taxes                    6,413       5,718

        Provision for income taxes        2,488       2,167

     Net income                         $ 3,925    $  3,551

     Average common shares
      outstanding:
       Primary                           21,606      21,548
       Fully diluted                     21,869      21,581

     Earnings per common share:

       Primary                          $   .18    $    .16

       Fully   diluted                  $   .18    $    .16

     Dividends per common share         $  .045    $   .045

       (a) Restated to reflect combination with A.L. Oslo accounted for as a pooling of interests.

                             A.L. PHARMA INC.

                            Financial Position
                              (In thousands)



                                March 31,         December 31,
                                  1995               1994
                               (unaudited)         (audited)

Current assets                  $243,181            $250,499

Non-current assets               352,501             341,819

     Total assets               $595,682            $592,318



Current liabilities             $139,739            $154,650

Long-term debt                   223,895             220,036

Deferred taxes and other
  liabilities                     38,019              36,344

Stockholders' equity             194,029             181,288

     Total liabilities and
       stockholders' equity     $595,682            $592,318